Exhibit 10.1

October 15, 2008

Mr. Ralph Schmitt
5699 La Seyne Place
San Jose, CA 95138

Dear Ralph:

PLX Technology is pleased to provide you with an offer of employment for the position of Chief Executive Officer and President reporting to the Board of Directors. This is an exempt position with a starting base salary of $29,167.00 per month, paid on a semi-monthly basis ($350,000.00, if annualized).   PLX will also provide you a sign-on bonus of $70,000.00 (subject to normal payroll withholding), to be paid in the first pay period after you start employment.  If you resign or are terminated with cause within one year of your start date, this bonus shall be fully refundable to the company and due and payable on your date of termination.  PLX also expects to implement an executive variable compensation plan for 2009 similar to the 2008 plan.  The 2009 company targets will be approved by the board in consultation with the CEO and your variable compensation earned will depend on performance versus the plan.  Payments of the earned variable compensation are subject to normal payroll withholding and other terms of the PLX Executive Variable Compensation Plan.

In addition, you will receive an option to purchase 500,000 shares of the Company's Common Stock under the PLX Technology Stock Incentive Plan, subject to approval by the Company's Board of Directors. In accordance with the Company's Stock Option Policy, your option grant price will be the closing price of the stock on the first business day of December 2008. In accordance with the terms of the PLX Technology Stock Option Agreement, you will vest in one-fourth (25%) of your option grant shares at the first anniversary of your grant date. The remaining three-fourths (75%) of your option grant shares will vest at a rate of 2.083% each month for the next three years after the first anniversary of your grant date.

This offer will remain in effect until the end of the business day October 17, 2008 and is also contingent upon you commencing your employment no later than October 27, 2008.  This offer is contingent upon you successfully completing a background check by the company and our auditors and executing the Company's standard Proprietary Information Agreement, a copy of which is attached.

The Company offers a comprehensive benefit program that includes medical, dental, vision and life insurances, short-term and long-term disability plans, a 401K Savings & Retirement plan and flexible time-off for vacation, illness or personal business.  Details of these benefits are included in the enclosed benefits summary document.

We look forward to you joining PLX and believe that the relationship will be mutually rewarding. However, please be aware that the employment relationship is at will and either party may terminate the relationship at any time for any reason, with or without cause. This is a full and complete agreement between PLX Technology, Inc. and Ralph Schmitt.

We request that you acknowledge your acceptance by signing and returning a copy of this letter and the enclosed Proprietary Information Agreement, with your indicated start date.

If you have any questions regarding this offer, our benefit program or the company in general, please contact me.

Sincerely,

/s/ D. James Guzy

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D. James Guzy
Chairman of the Board of Directors

/s/ D. James Guzy
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I accept this offer of employment:

/s/ Ralph Schmitt

Ralph Schmitt                                 10/27/08
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Name                                               Start Date

/s/ Ralph Schmitt
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